UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      July 13, 2012

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32877	13-4172551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 13, 2012, MasterCard Incorporated (the “Company”) and its operating subsidiary, MasterCard International Incorporated (“MasterCard International” and, together with the Company, “MasterCard”), entered into a Memorandum of Understanding (the “MOU”) to settle the current U.S. merchant class litigation in the Eastern District of New York in case captioned MDL 1720. Separately, MasterCard has also reached an agreement in principle to settle all claims brought by the individual merchant plaintiffs.

The MOU sets out a binding obligation to enter into a settlement agreement (the “Class Settlement Agreement”) in the form attached to the MOU. The settlement is subject to: (1) the successful completion of certain appendices, (2) the successful negotiation of a settlement agreement with the individual merchant plaintiffs, (3) final court approval of the class settlement and (4) any necessary internal approvals for the parties.

MasterCard’s share of the cash portion of the settlements will total $790 million on a pre-tax basis. As a result, MasterCard will incur an additional $20 million pre-tax charge in its second quarter 2012 financial statements. MasterCard had previously recorded a $770 million charge in its fourth quarter 2011 financial statements. MasterCard’s financial obligation was based upon the allocation of financial responsibility that was set out in the judgment and settlement sharing agreements that were executed in February 2011 by the Company, MasterCard International and, as applicable, Visa, Inc., Visa U.S.A. Inc., Visa International Service Association and MasterCard’s customer banks that are parties thereto. Pursuant to those agreements, MasterCard’s responsibility is for 12% of a global settlement of the matter. The $790 million obligation represents MasterCard’s 12% share of the class settlement set forth in the Class Settlement Agreement of $6.05 billion, along with its 12% share of the cash portion settlement with the individual merchant plaintiffs.

The Class Settlement Agreement includes the following terms, among others:

•

U.S. merchant class members will receive a 10 basis points reduction in default credit interchange rates for a period of eight months, which will be effected by MasterCard withholding this amount from U.S. issuers;

•

MasterCard would be required to modify its No Surcharge Rule (“NSR”) to permit U.S. merchants to surcharge MasterCard credit cards, subject to certain limitations set forth in the Class Settlement Agreement. The specifics of the modification to the NSR and the circumstances in which surcharging could occur include, among other things, disclosure requirements for merchants who choose to surcharge, a cap on the level of the surcharge, and limitations on when a merchant can surcharge MasterCard credit cards if it accepts other brands that limit the ability of the merchant to surcharge;

•	MasterCard would agree to negotiate in good faith with any lawful merchant buying group in an effort to reach a commercially reasonable agreement; and

•

The settlements will provide MasterCard and its customer financial institutions with a broad release of all claims that were alleged, or could have been alleged by the merchants concerning MasterCard’s interchange structure and merchant acceptance rules, as well as the future effect of MasterCard’s existing rules and practices.

The above description does not purport to be complete and is qualified in its entirety by reference to the MOU, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The MOU includes a copy of the Class Settlement Agreement which the parties have committed to execute, subject to the conditions described above.

Item 8.01 Other Events

On July 13, 2012, the Company issued a press release announcing that it had entered into the MOU. A copy of the press release, which describes the MOU and the settlement, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1	Memorandum of Understanding, dated July 13, 2012, by and among Counsel for MasterCard Incorporated and MasterCard International Incorporated; Counsel for Visa, Inc., Visa U.S.A. Inc. and Visa International Service Association; Co-Lead Counsel for Class Plaintiffs; and Attorneys for the Defendant Banks.
99.1	Press Release issued by MasterCard Incorporated, dated July 13, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

Date: July 16, 2012	By	/s/Noah J. Hanft
Noah J. Hanft
General Counsel, Corporate Secretary and Chief Franchise Integrity Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Memorandum of Understanding, dated July 13, 2012, by and among Counsel for MasterCard Incorporated and MasterCard International Incorporated; Counsel for Visa, Inc., Visa U.S.A. Inc. and Visa International Service Association; Co-Lead Counsel for Class Plaintiffs; and Attorneys for the Defendant Banks.
99.1	Press Release issued by MasterCard Incorporated, dated July 13, 2012.

5